Exhibit 10.6

MEMORANDUM OF AGREEMENT	Norwegian Shipbrokers’ Association’s
Memorandum of Agreement for sale and
purchase of ships Adopted by The Baltic
and International Maritime Council (BIMCO) in 1956. Code-name
Dated: 2nd September, 2006	SALEFORM 1993
Revised 1966, 1983 and 1986/87.

ALEXANDRIA SHIPPING CO., LTD., of Limassol, Cyprus
hereinafter called the Sellers, have agreed to sell, and
IRON BEAUTY SHIPCO LLC, of the Marshall Islands
hereinafter called the Buyers, have agreed to buy

Name: m.v. “THALASSINI AVRA”

Classification Society/Class:: Det norske Veritas + 1A1 Bulk Carrier ESP ES (S) HC-EA EO LCS-SI

IB(+) NAUTICUS

Built: 7/2001 By China Shipbuilding Corporation, Kaohsiung

Flag: Cyprus Place of Registration: Limassol

Call Sign P3A119 Grt/Nrt. 85,957/54,682

IMO Number: 9212101

hereinafter called the Vessel, on the following terms and conditions

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in Line 4

1. Purchase Price

US$ 68,400,000 (Sixty Eight Million Four Hundred Thousand Dollars United States Currency) cash.

2. Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (three) banking days from the date of this Agreement has been signed on facsimile by both parties, which shall be within 3 (three) working days of the date hereof. This deposit shall be placed with The Royal Bank of Scotland plc, Shipping Business Centre, 5/10 Great Tower Street London, EC3, Swift Code: RBOSGB2L, and held by them in a joint interest bearing account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers are the Buyers. Interest if any, to be credited to the Buyers. Any fee charged for holding the said deposit and for the opening and closing of the account shall be borne equally by the Sellers and the Buyers.

3. Payment

The said Purchase Price (10% - ten per cent - deposit, 90% - ninety per cent - balance together with the estimated amount for lubricating oils payable under Clause 7 herein based on the Sellers/Buyers’ Representative’s agreed quantities and any other money payable by the Buyers to the Sellers) shall be remitted by the Buyers and paid in full free of bank charges to the Sellers’ nominated account with The Royal Bank of Scotland plc, Shipping Business Centre, 5/10 Great

Tower Street London EC3, Swift Code: RBOSGB2L

on delivery of the Vessel, but not later than 2 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5. See Also Clause 8.

4 Inspections

a)	The Buyers have inspected and accepted the Vessel’s classification records and therefore this the sale is outright and definite subject only to the terms and conditions of this Agreement. However the Buyers have the right to inspect the Vessel but this inspection does not constitute a subject to this side nor prejudice the outright nature hereof.

b)	[Deleted]

5 Notices, time and place of delivery

a)	The sellers shall keep the Buyers fully informed of the Vessel’s programme and shall provide the Buyers with 30,21,14,10,7 and 3 days notice of the expected date of readiness for delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery following divers’ inspection (See Clause 17 herein) in accordance with this Agreement the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The vessel shall be delivered and taken over upon completion of the Vessel’s next laden voyage after Sines (the Vessel is due to arrive at Sines on/about 1st September, 2005 to discharge and Characters have nominated her next laden voyage as puerto Bolivar/Sines) including the balance of her existing Time Charter (See Clauses 19 and 21 herein) safely afloat at a safe and accessible berth or anchorage at/one major safe part always in the Sellers’ option within the range United Kingdom and Hamburg/ Gibraltar range

Expected time of delivery between 20th September, 2005 and 30th November, 2005 in the Sellers’ option.

Date of cancelling (see Clauses 5 c), 6 b) (ii) and 14): 30th November, 2005 in the Buyers’ option. However in the event that the Vessel should have to be drydocked in accordance with the provisions of Clause 17 herein then the aforementioned cancelling date shall be extended by the additional time required for the drydocking and any extra steaming.

c)

In the event it is likely that the Vessel will not be able to deliver within the agreed cancelling date then the Sellers shall inform the Buyers (in writing) to this effect whereupon the Buyers will be obliged to inform the Sellers within 3 (three) banking days of receipt of such notification whether they wish to extend the cancelling date or cancel this Agreement. In the event of an extension then the new cancelling date shall be mutually agreed between both Buyers and Sellers. In the event of cancellation then the deposit along with accrued interest shall be returned to the Buyers.

If this Agreement is maintained with the a new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Dry Divers Inspection See Clause 17 herein.

a)**	[Deleted]

b)**	[Deleted]

c)	[Deleted]

7 Spares/bunkers. etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, on shore and on order. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s) propeller blade(s) which are taken out of spare and used as replacement prior to delivery, out the replaced items shall be the property of the Buyers. The radio installation and navigational equipment as well as GMDSS equipment, computers and printers shall be included in the sale without extra payment. All stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc. exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the sop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

- Specific Company Software
- All Icons
- Unitor Equipment
- Training Videos
- Family Portraits
- ISM Manuals
- Videocassettes

The Buyers shall take over the and unbroached and unused main engine and generator lubricating oils which have not passed through the Vessel’s system, in storage tanks and and pay the Sellers’ last purchased prices less any discounts as evidenced by copies of the relevant vouchers and discount agreement. The Vessel’s bunkers are the property of the Vessel’s Time Charterers (see Clauses 19 and 21 herein) and shall be dealt with by the Buyers (as the new Owners) under the provisions of the Charter Party. However 37 tons of fuel oil remaining onboard belong to the Sellers and the Buyers are to pay for this at the time of delivery at the Sellers’ net purchased price as evidenced by invoices. Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8 Documentation

The place of closing London, at the offices of The Royal Bank of Scotland plc, S/10 Great Tower Street, London EC3

In exchange for payment of the Purchase Price along with any other payments called for in accordance with this Agreement the Sellers shall furnish the Buyers with Bill(s) of Sale and other normal delivery documentation as required by the Buyers for registration and legal/valid transfer of the Vessel’s title to the Buyers, a list of which shall be agreed with the Buyers and incorporated in on Addendum to this Agreement.

a)	[Deleted]

b)	[Deleted]

c)	[Deleted]

d)	[Deleted]

e)	[Deleted]

At the time Of delivery The Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery to the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all existing manuals/instruction books/plans, main engine and generators’ previous overhaul reports etc. which are on board the Vessel Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, free from all charters, encumbrances, mortgages and mantime liens or any other debts whatsoever. The sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar changes in connection with the closing of the Sellers’ register shall be for the sellers’ account.

11. Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over in the same condition as she was at the time of inspection, normal wear and tear excepted. However the Vessel shall be delivered with her present class fully maintained free of notation and free of average damage affecting the Vessel’s class, and with all her classification certificates and national/international trading certificates according to the vessel’s present flag, clean, valid and unextended for a minimum period of 3 (three) months at the time of delivery. All continuous surveys/survey cycles to be up to date and valid. The Vessel shall be delivered in full accordance with the latest IMO MARPOL, SOLAS regulation, applicable for foreign flag vessels of this age. “Inspection” in this Clause 11. shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and after funnel markings

13. Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers, If the deposit does not cover their loss, the Sellers shall be entitled to earn further compensation for their losses and for all expenses incurred together with interest.

14 Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of canceling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall, be released to them immediately. Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement

15. Buyers’ representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense. These representatives are on board for the purpose of familiarisation of the Vessel’s operational characteristics and in the capacity of observers only, and they shall not interfere in any respect with the operation/manning of the Vessel The Buyers or Buyers’ representatives shall sign the Sellers’ standard latter of indemnity prior to their embarkation

16 Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1975 or any statutory/modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days. failing which the decision of the single arbitrator appointed shell apply. If two arbitrators properly appointed shall nor agree they shall appoint an umpire whose decision shall be final.

Clause 17.

No drydocking prior to delivery. However, the Buyers have the right to arrange at their risk and expense an inspection of the Vessel’s underwater parts utilising video camera by diver approved by the Vessel’s Class with the Class surveyor and Buyers’/Sellers’ representatives in attendance.

The Vessel is to be made available to be inspected by divers in clear and suitable waters as required by the Class surveyor at the Sellers’ expense.

The Notice of Readiness for Delivery as referred to in Clauses 3 and 5 herein shall be submitted to the Buyers after divers inspection is completed and the Vessel is in all respects ready for delivery.

Should such divers inspection reveal any damage or structural defect to the Vessel’s underwater parts which would impose a recommendation against the Vessel’s present class, then:

In the event that Class imposes a recommendation that would require the Vessel to be drydocked, then the Sellers shall arrange at their expense for the Vessel to be drydocked and they shall repair the identified damage together with any other serious damage found which was not identified by diver, and for which class would impose a recommendation, and such damage(s) shall be repaired by the Sellers to Class satisfaction to obtain a clean certificate of Class for the identified damages only prior to delivery of the Vessel to the Buyers. The present Class shall at all times be the sole arbitrator as to whether underwater damage, if any, imposes a recommendation of Class.

Whilst the Vessel is in drydock the Buyers shall have the right to attend the Vessel and to clean, paint and carry out other minor works whilst the Vessel is in drydock at the Buyers’ risk and expense provided such work does not interfere with the Sellers’ work and that such Buyers’ work shall be liaised with the Sellers’ attending superintendents.

In the event that the Buyers’ works are not completed prior to the time the Sellers have completed their work, then the Sellers have the right to tender Notice of Readiness whilst the Vessel is still in drydock provided, of course, the Vessel is in all respects ready for delivery in accordance with the terms of this Agreement.

Should the Buyers’ work still not be completed and the Vessel is unable to leave drydock because of this work within three (3) banking days after the Sellers have tendered a Notice of Readiness the Buyers shall take delivery of the Vessel in drydock and pay for the Vessel even though the Vessel remains in drydock. The cost for docking and undocking shall be for the Sellers’ account but the cost for any extra time spent in the drydock after the Notice of Readiness has been tendered by Sellers (and the three (3) subsequent banking days have lapsed), shall be for the Buyers’ account.

If any damage is found which results in a Class recommendation for which repair is not immediately required and may be deferred to the next scheduled drydocking or special survey, the Sellers shall have the option to settle the cost of repairing such damage based on the average of two quotes received from two reputable independent repair yards near to the delivery port - one chosen by the Buyers and one chosen by the Sellers. However it is always understood that the Sellers will only bear the direct repair cost always excluding any docking and/or service charges.

Clause 18.

The Sellers hereby confirm that the Vessel is eligible to trade to Arab countries.

Clause 19

The Vessel is sold including the balance of her Time Charter to STX Panocean under Charter Party dated 22nd April, 2005 at a rate of US$ 36,500 (Thirty Six Thousand Five Hundred Dollars United States Currency) per day less 3.75% (three point seven five percent) commission for a period of minimum 59/maximum 61 months commenced 11th May, 2005. The Buyers have already studied the Charter Party and declared their acceptance thereof.

Clause 20

All details of negotiations and of this sale shall be kept Strictly Private and Confidential.

Clause 21

The Buyers have already lifted their Board Approval to the purchase of this Vessel however this sale remains subject to the Charterers’ Approval of the transfer of the Vessel’s Time Charter. In the event that such approval is not obtained within Friday, 8th September, 2005 and failing Buyers’ ability to offer a suitable alternative remedy which is acceptable to the Sellers, then the deposit, if lodged, together with interest earned, if any, shall be immediately released to the Buyers and this Agreement shall become null and void.

For the Sellers:	For the Buyers:
ALEXANDRIA SHIPPING CO., LTD.	IRON BEAUTY SHIPCO LLC

/s/ Andonis T.N. Lemos Andonis T.N. Lemos	/s/ Stamatis Molaris Stamatis Molaris
Attorney-in-Fact	Attorney-in-Fact
This document is a computer generated copy of “SALEFORM 1993” issued by authority of the Norwegian Shipbrokers’ Association using software which is the copyright of Strategic Software Ltd. Any insertion of deletion to the form must be clearly visible. In the event of any modification made to the preprinted text of this document, the original document shall apply. The Norwegian Shipbrokers’ Association and

Strategic Software Ltd. assume no responsibility for any loss or damage caused as a result of discrepancies between the original approved document and this document.